Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion of our report dated November 17, 2000, with respect to the balance sheet of Beacon Home Direct, Inc., d/b/a Scotty's Home Market, as of December 31, 1999, and the related statements of operations, deficit, and cash flows for the year then ended, which report appears in this Form 8-K/A of Peapod, Inc.

/s/ KPMG LLP

Chicago, Illinois
November 20, 2000